Advanced Series Trust
For the fiscal period ended 12/31/07
File number 811-05186


                           SUB-ITEM 77-0-15

                                EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Neuberger
Berman Mid-Cap Growth Portfolio

1.   Name of Issuer:  Concho Resources Inc.

2.   Date of Purchase:  December 13, 2007

3.   Number of Securities Purchased:  	55,000

4.   Dollar Amount of Purchase:  $992,750

5.   Price Per Unit:  $18.05 per share of stock

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Banc of America

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

J.P. Morgan Securities Inc.,  Banc of America Securities
LLC,  Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner &
Smith Incorporated,  UBS Securities LLC,  BNP Paribas
Securities Corp.,  Wachovia Capital Markets, LLC.